EXHIBIT 99.1

Platform Specialty Products Corporation Announces Agreement to Acquire Agrochemicals Business From Chemtura for Approximately $1 Billion

- Post-closing the transaction should be immediately accretive to Platform's adjusted earnings, pre-synergies

- Extends Platform's reach into a new attractive vertical as it builds a best-in-class portfolio of specialty chemicals companies

- Conference call to be held at 8:30 a.m. (Eastern Time) on Thursday, April 17, 2014; details at end of release

MIAMI, April 17, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global specialty chemicals company, announced today that it has entered into a definitive agreement to acquire Chemtura AgroSolutions ("CAS"), a leading and fast-growing global provider of agrochemicals and seed treatment products, from Chemtura Corporation (NYSE/Euronext Paris:CHMT) ("Chemtura") for approximately $1 billion, consisting of $950 million in cash, subject to working capital and other adjustments, plus 2 million shares of Platform's common stock.

CAS is a leading provider of seed treatment and agrochemical products for a wide variety of crop applications in attractive geographies. Its portfolio encompasses seed treatments, insecticides, miticides, herbicides, fungicides, plant growth regulators and adjuvants, and is supported by a proven and robust new product pipeline with over 100 new launches in each of the last three years. These products, backed by extensive research and field testing, utilize advanced formulations to enhance crop quality and yield in many specialty markets and are supported by product registrations in more than 100 countries.

CAS has delivered profitable growth and should be immediately accretive by more than 35% to Platform's adjusted earnings, pre-synergies. For the year ended December 31, 2013, Chemtura reported net sales for CAS business of approximately $449 million and adjusted EBITDA of $101 million, representing an adjusted EBITDA margin of 22.6%, which is in line with Platform's margin profile. CAS has demonstrated a strong track record of earnings expansion since the economic downturn, as evidenced by its EBITDA compounded annual growth rate of over 15% from 2009 through 2013, primarily from organic growth. We believe that CAS' growth, as well as its cash generative nature, should further strengthen Platform's overall financial positioning. Similar to Platform's MacDermid business, CAS requires modest capital investment to maintain its growth trajectory, as typically less than 2% of annual net sales is used for capital expenditures. CAS' senior leadership team, led by its President, Nelson Gibson, possesses on average, more than 25 years of agricultural experience and will remain with the business.

Platform will pursue a virtual Active Ingredient ("AI") model, and Platform and Chemtura have entered into a long-term supply agreement where Chemtura will supply key AI's. Platform will supplement this with select acquisition and licensing of others AI's to take advantage of CAS' global registrations and distribution footprint.

Martin E. Franklin, Platform's Founder and Chairman, said, "When Platform made its initial investment with the acquisition of MacDermid last year, we recognized that the specialty chemicals space was ripe with opportunity for assembling a portfolio of best-in-class companies, and CAS has many of the same attractive business characteristics as MacDermid. CAS' strong positions in niche markets extend our reach into a new vertical, which possesses robust growth dynamics. This is a successful, fast-growing business with an experienced management team, and the additional resources and guidance from Platform's executive leadership should provide CAS with an optimal, long-term home for it to truly thrive."

Daniel H. Leever, Platform's Chief Executive Officer, commented, "The agrochemicals business perfectly aligns with the key values and characteristics of Platform, and meets Platform's disciplined acquisition criteria. This transaction demonstrates our ability to execute our clearly-defined growth strategy and provides us with a strong position in an attractive new vertical. Like MacDermid, CAS' innovation capabilities and highly-skilled technical and service personnel create a unique value proposition. This 'asset-lite, high-touch' approach is pivotal to Platform's business model and facilitates margin expansion, increased profitability, and significant free cash flow generation to support future growth. I look forward to working with Nelson Gibson and his team to identify and invest in initiatives to enhance further growth in the business. I'm delighted with Platform's progress to date and more excited than ever about our long-term growth potential."

Craig A. Rogerson, Chairman, President and Chief Executive Officer of Chemtura, said, "This sale provides Chemtura's agrochemicals business with a solid and stable home to build on its positive momentum and growth. I fully expect the business, its customers and employees will continue to thrive as part of Platform."

The CAS transaction is expected to be funded through a combination of debt and cash on hand. The transaction, which is expected to close in the second half of 2014, is subject to customary closing conditions and regulatory approvals.

Barclays and Lazard acted as financial advisors and Greenberg Traurig, LLP acted as legal advisor to Platform on the CAS transaction. Barclays has committed financing for the acquisition. Morgan Stanley & Co. LLC acted as financial advisor and Debevoise & Plimpton LLP acted as legal counsel for Chemtura.

Please see the non-GAAP reconciliation table attached hereto and the schedules accompanying this release for a reconciliation of non-GAAP measures including pro forma adjustments reflecting the CAS transaction.

Conference Call Information

Platform will host a webcast/dial-in conference call to discuss the transaction at 8:30 am Eastern Time on Thursday, April 17, 2014. Participants on the call will include Daniel H. Leever, Chief Executive Officer; and Frank J. Monteiro, Chief Financial Officer.

To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the Conference ID: 31389286. The call will be simultaneously webcast at www.platformspecialtyproducts.com where supplemental slides will also be available for download. A replay of the call and webcast will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.

About Chemtura AgroSolutions

Chemtura AgroSolutions offers seed treatment and crop protection in niche markets across seven major product lines—seed treatments, insecticides, miticides, herbicides, fungicides, plant growth regulators and adjuvants. The business sells more than 1,500 product registrations through its attractive portfolio of category-leading brands, such as Acramite®, Dimilin®, Omite®, Pantera®, Vitavax, and Rancona™, for application in high-value cash crop end markets. With approximately 2,000 customers in more than 100 countries globally, Chemtura AgroSolutions has significant exposure to high-growth market segments and geographies, such as Brazil and China. Similar to Platform, Chemtura AgroSolutions takes an "asset-lite, high-touch" approach to product innovation and technical service, enabling it to efficiently meet rising demand and capitalize on the favorable long-term secular outlook for crop yield.

About Platform

Platform is a global producer of high-technology specialty chemical products and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes together encompass the products sold to customers in the electronics, metal and plastic plating, graphic arts, and offshore oil production and drilling industries. More information on Platform is available at www.platformspecialtyproducts.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the federal securities law and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, Platform's sales, adjusted EBIT, adjusted EBITDA, capital expenditures, cash flows, the ability of Platform to close the Chemtura transaction and to raise the funds needed to close such transaction, Platform's earnings per share, expected or estimated revenue, the outlook for Platform's markets and the demand for its products, estimated sales, segment earnings, net interest expense, income tax provision, restructuring and other charges, cash flows from operations, consistent profitable growth, free cash flow, future revenues and gross operating and adjusted EBITDA margin improvement requirement and expansion, organic net sales growth, bank debt covenants, the success of new product introductions, growth in costs and expenses, the impact of commodities and currencies and Platform's ability to manage its risk in these areas, Platform's ability to raise new debt and to consummate acquisitions, including, but not limited to, the proposed Chemtura transaction, and the impact in general of acquisitions, divestitures, restructurings, and other unusual items, including Platform's ability to successfully integrate and obtain the anticipated results and synergies from its consummated and future acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including under the heading "Risk Factors" in Platform's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Platform undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Combined Financials

($ millions)	Platform Full-Year 2013	Chemtura AgroSolutions	Non-GAAP Combined
	Non-GAAP Combined	12 months ended	12 months ended
	12 months ended 12/31/2013	12/31/2013	12/31/2013

Net Sales	$746	$449	$1,195

Adj. EBIT (1)	$135	$89	$224
% margin	18.1%	19.8%	18.7%

Adj. EBITDA (1)	$180	$101	$281
% margin	24.1%	22.5%	23.5%

Capital Expenditures	$11	$7	$18
% of sales	1.5%	1.6%	1.5%

Amortization of	--	$5	$5
Re-registration Costs
% of sales		1.1%	0.4%

Note: For reconciliation of Non-GAAP financials please refer to the Appendix of the presentation available for download on Platform's website. Chemtura AgroSolutions financials are unaudited.

  Combined financials are pre-synergies.

Platform Reconciliation of Net Income to
Adjusted EBITDA Predecessor/Successor Combined
	Year ended December 31
(in millions)	2012	2013
Net income (loss)	$46.0	($181.0)

Adjustments to reconcile to net income (loss):
Income tax expense (benefit)	24.6	7.1
Interest expense	49.7	51.8
Depreciation and amortization expense	42.2	45.6	(1)
Unrealized gain on foreign currency denominated debt	(5.7)	(1.1)	(2)
Equity based compensation expense	0.2	9.3	(3)
Restructuring and related expenses	1.2	8.0	(4)
Non cash intangible impairment charges	--	--
Non cash charges related to preferred dividend rights	--	172.0	(5)
Predecessor loss on extinguishment of debt	--	18.8
Manufacturer's profit in inventory (purchase accounting)	--	23.9	(6)
Predecessor Acquisition costs	--	19.4	(7)
Successor Acquisition costs	--	12.7	(8)
Other expense (income)	4.2	(6.4)	(9)
Income/ (loss) from disposal of product line	--	--
Adjusted EBITDA	$162.4	$180.1

2013 Footnotes

  Includes $31.3m in 2013 and $27.1m in 2012 for the amortization expense that is added back in the "As Adjusted" Income Statement.
  Predecessor adjustment to other income for non-cash gain on foreign denominated debt.
  Predecessor company stock compensation and long term incentive plan expense included in operating expenses.
  Includes restructuring expenses of $4.4m and $3.1m of reorganization costs adjusted out of operating expenses and $0.3 million of reorganization costs adjusted out of cost of sales.
  Non-cash charge related to preferred stock dividend rights adjusted out of operating expenses.
  Manufacturer's profit in inventory purchase accounting adjustment associated with the MacDermid Acquisition. Adjusted out of cost of sales.
  Predecessor transaction costs associated with the MacDermid Acquisition. Adjusted out of operating expenses.
  Transaction costs associated with the MacDermid Acquisition. Adjusted out of operating expenses.
  Primarily the reversal of one-time gain associated with retirement plan curtailment executed in conjunction with the MacDermid Acquisition.

Chemtura AgroSolutions Non-GAAP Financials

($ millions)	Chemtura AgroSolutions
12 months Ended
12/31/2013

Net Sales per Chemtura 2013 10-K	$449

Segment Operating Income per Chemtura 2013 10-K	$88
% margin	19.6%

Depreciation and Amortization per Chemtura 2013 10-K	$12
% of sales	2.7%

Stock-based Compensation	$1

EBITDA (1)	$101
% margin	22.6%

Note: Chemtura AgroSolutions financials from Chemtura 2013 10-K filing.

  EBITDA based on sum of segment operating income and depreciation and amortization.

CONTACT: Source/Investor Relations Contact:

Frank J. Monteiro
Platform Specialty Products Corporation- CFO
+1-203-575-5850

Media Contacts:

Liz Cohen
Weber Shandwick
+1-212-445-8044

Kelly Gawlik
Weber Shandwick
+1-212-445-8368